                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-39685

                                   PROSPECTUS

                                 175,000 SHARES

                        PHYSICIAN SALES & SERVICE, INC.

                                  COMMON STOCK

     This prospectus relates to 175,000 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of Physician Sales & Service, Inc., a Florida corporation ("PSS" or the "Company"). All of these Shares are being offered for sale by the holders of the Common Stock named herein under the heading "Selling Shareholders" (the "Selling Shareholders"). None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company.

     The shares of Common Stock of the Company are listed on the Nasdaq National Market System ("Nasdaq") under the symbol PSSI. On November 21, 1997 the last sales price for the shares of Common Stock as reported by Nasdaq was $24.94 per share.

     The Selling Shareholders named herein or any transferees or other successors in interest, directly or through dealers or underwriters to be designated, may sell the Common Stock from time to time in a single block to a broker-dealer acting as principal, in one or more transactions on the Nasdaq National Market or in the over-the-counter market and in negotiated transactions, on terms to be determined at the time of sale. To the extent required, the specific Common Stock to be sold, the respective purchase prices and public offering prices, names of such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in any accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. See "Plan of Distribution." By agreement, the Company will pay one-half of the expenses of this registration and the Selling Shareholders will pay the remaining one-half of such expenses pro rata based on the number of shares of Common Stock being offered hereby. The Selling Shareholders will bear all underwriting discounts and commissions and transfer taxes, if any. The expenses to be borne by the Company are estimated at $18,000. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

     The Selling Shareholders and any broker-dealer, agents or underwriters that participate with the Selling Shareholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and any commissions received by them and any profit on the resale of the Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Selling Shareholders" and "Plan of Distribution" below.

                       _________________________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
               NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
                ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                The date of this Prospectus is November 24, 1997

                             AVAILABLE INFORMATION

     Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form S-3 (of which this Prospectus forms a part) and the exhibits relating thereto filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as the Company, that file electronically with the Commission. Such reports, proxy and information statements and other information may be found at the Commission's site address: http://www.sec.gov. The common stock of the Company, $.01 par value per share (the "Common Stock"), is traded on the Nasdaq National Market under the symbol "PSSI," and such reports, proxy statements and other information concerning the Company are available for inspection at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 0-23832) are hereby incorporated by reference into this Prospectus:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1997 (including those portions of the Company's definitive proxy statement for the Annual Meeting of Shareholders held on July 22, 1997 incorporated by reference therein, but specifically excluding Items 6, 7 and 8 thereof);

(b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997;

(c) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997;

(d)  The Company's Current Report on Form 8-K filed September 9, 1997;

(e)  The Company's Current Report on Form 8-K filed November 6, 1997;

(f) The Company's Registration Statement on Form S-4 originally filed November 6, 1997; and

(g) The description of Common Stock set forth in the Company's registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein, except to the extent set forth in the immediately preceding statement.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to David A. Smith, Chief Financial Officer, Physician Sales & Service, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216, telephone number (904) 332-3334.


             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains and incorporates by reference certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and
Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act") with respect to results of operations and business of the Company. All statements other than statements of historical facts included in or incorporated by reference into this Prospectus, including those regarding market trends, the Company's financial position, business strategy, projected costs and plans and objectives of management for future operations, are forward-looking statements. In general, such statement are identified by the use of forward-looking words or phrases including, but not limited to, "intended," "will," "should," "may," "expects," "expected," "anticipates," and "anticipated" or the negative thereof or variations thereon or similar terminology. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed under "Risk Factors," and elsewhere, including, without limitation, in conjunction with the forward-looking statements.

                                  THE COMPANY

     Physician Sales & Service, Inc. ("PSS" or the "Company") is a specialty marketer and distributor of medical products to physicians, other alternate-site providers and hospitals. PSS is the leading distributor of medical supplies, equipment and pharmaceuticals to office-based physicians in the United States based on revenues, serving over 104,000 physician offices (representing approximately 54% of all physician offices) in all 50 states (the "Physician Supply Business"). The Company, which entered the imaging-supply market in November 1996, has grown to be the second-largest distributor of imaging supplies and equipment in the United States based on revenues, serving over 12,000 customer sites in 21 states (the "Imaging Business"). PSS also distributes medical products to office-based physicians and hospitals in five European countries (the "International Business"). PSS has grown rapidly in recent years through acquisitions, same-center growth and new-center development. Net sales for the twelve months ended September 30, 1997 was $880.1 million up from $351.2 million in fiscal year 1994.

     PSS employed over 800 highly trained sales representatives as of September 30, 1997, over 700 of which are focused on the physician-office market. This large sales organization enables PSS to market medical products on a national basis and has positioned the Company as a distributor of choice for manufacturers whose products require consultative selling. PSS has established exclusive or semi-exclusive distribution arrangements for certain products with such leading manufacturers as Abbott Laboratories ("Abbott"), Siemens AG, Hologic, Inc., C. R. Bard, Inc., HumaScan Inc. and F. Hoffman-La Roche Ltd. PSS distributes over 39,000 medical products from 89 service centers, 64 of which are focused on the physician-office market, located throughout the United States and in Europe, enabling the Company to be highly responsive to local market needs, including providing same-day delivery service to most customers on a regular basis.

     The Company believes that the United States medical-products distribution market aggregates approximately $34 billion in annual revenues, of which approximately $6.5 billion represents the physician-office market (of which approximately $1 billion are imaging-related medical products) and the balance represents the hospital, ambulatory surgery center, long term care and home health care markets. The Company believes that the imaging-supply market is an approximately $5 billion component of the overall medical-products distribution industry, encompassing each of the hospital, physician and other provider segments. Revenues of the medical-products distribution industry are estimated to be growing as a result of a growing and aging population, increasing health care awareness, and expanding third-party insurance coverage. In addition, the physician market is benefiting from the shift of procedures and diagnostic testing from hospitals to alternate sites, particularly physician offices.

     The Company is incorporated under the laws of the State of Florida. The address and telephone number of its principal executive offices are 4345 Southpoint Boulevard, Jacksonville, Florida, 32216, telephone number
(904) 332-3000.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

ACQUISITION STRATEGY

     The Company has grown through, and anticipates that it will continue to grow through, the acquisition of medical-products distributors. The Company has also added the Imaging Business and the International Business through acquisitions and may enter new lines of business and new geographic areas through acquisitions. Acquisitions may expose the Company to particular risks, including, without limitation, diversion of management's attention, the inability to integrate acquired companies into the Company's operations, assumption of liabilities and amortization of goodwill and other acquired intangible assets, some or all of which could have a material adverse effect on the financial condition or results of operations of the Company. Depending on the value and nature of the consideration paid by the Company for acquisitions, such acquisitions may adversely affect the Company's liquidity. In making acquisitions in the future, the Company anticipates that it may compete for acquisitions with other companies, many of which are larger and have greater financial resources than the Company. There can be no assurance that the Company will be successful in consummating acquisitions and integrating them into the Company's operations. The Company has financed acquisitions, and anticipates that it will finance future acquisitions, through cash on hand, the issuance of common stock and borrowings. The Company's credit facility limits acquisitions and contains financial covenants which may further limit the Company's ability to make acquisitions.

OPENING OF START-UP SERVICE CENTERS

     The Company has grown through, and the Company anticipates that it will continue to grow through, the opening of start-up service centers. The Company anticipates that each start-up service center opened will generally incur operating losses for a period of time which has historically been approximately 18 months. Accordingly, the Company's planned expansion creates numerous risks, including the risk that the expansion may have an adverse effect on working capital and earnings during the expansion period, and that substantial indebtedness may be incurred in connection with, and significant losses could result from, unsuccessful start-ups.

EXPANSION INTO NEW LINES OF BUSINESS

     The Company recently has expanded into new product areas, including distributing imaging equipment, chemicals and supplies and providing technical service to physicians, other alternate-site providers and hospitals through its Imaging Business. The integration and operation of this new business may place significant demands on the Company's management and other resources. There can be no assurance that there will be any operating efficiencies between the Physician Supply Business and the Imaging Business or that the Imaging Business can be operated profitably. The Company has pursued, and anticipates that it will continue to aggressively pursue, expansion opportunities in this market; however, there can be no assurance that the Company will be successful in acquiring, integrating or operating additional businesses. In addition, although the Company is restricted by the terms of the Indenture from engaging in any business other than those engaged in on the date of the Indenture and certain reasonably related businesses, the Company may in the future, enter into other lines of business, which may have the same or additional risks as its existing businesses. There can be no assurance that if the Company were to enter into any additional lines of business that it would be able to operate such businesses successfully.

MANAGEMENT OF INTERNATIONAL BUSINESS

     Through its WorldMed International, Inc. subsidiary, the Company has recently acquired medical supply distributors serving physicians in Belgium, France, Germany, Luxembourg and the Netherlands and plans to increase its presence in European markets. As the Company expands internationally, it will need to hire, train and retain qualified personnel in countries where language, cultural or regulatory impediments may exist. The Company has encountered and expects to encounter significant expense and delay in expanding its international operations because of language and cultural differences, and staffing, communications and related issues. There can be no assurance that the Company's services and business practices will be accepted by vendors, physicians or other involved parties in foreign markets. The cost of medical care in many European countries is funded by the government, which may significantly impact spending budgets in certain markets. International revenues are subject to inherent risks, including political and economic instability, difficulties in staffing and managing foreign operations and in accounts receivable collection, fluctuating currency exchange rates, costs associated with localizing service offerings in foreign countries, unexpected changes in regulatory requirements, difficulties in the repatriation of earnings and burdens of complying with a wide variety of foreign laws and labor practices.

DEPENDENCE ON VENDOR RELATIONSHIPS

     The Company distributes over 39,000 medical products manufactured by approximately 3,000 vendors and is dependent on these vendors for the manufacture and supply of product. The Company has entered into a contract with Abbott which accounted for approximately 16% and 18% of the Company's revenues in fiscal years 1996 and 1997, respectively, and which may be terminated by Abbott if the Company does not meet certain sales levels. The Company and Abbott have in the past renegotiated such sales levels. Sales pursuant to a distribution agreement with F. Hoffman-La Roche Ltd. accounted for approximately four percent of the Company's sales in fiscal year 1997. In addition, the Company has entered into other separate exclusive distribution agreements, including agreements for certain products manufactured by Siemens AG, Hologic, Inc., C. R. Bard, Inc., Tanita Corporation of America, Inc. and HumaScan Inc. The Company's ability to maintain good relations with these vendors will affect the profitability of its business. Currently, the Company relies on vendors to provide: (i) field sales representatives' technical and selling support; (ii) agreeable purchasing and delivery terms; (iii) sales performance incentives;
(iv) financial support of sales and marketing programs; and (v) promotional materials. There can be no assurance that the Company will maintain good relations with its vendors.

DEPENDENCE ON KEY MANAGEMENT

     The success of the Company is dependent upon the efforts and abilities of its senior management. The loss of one or more of such individuals may adversely affect the Company's business. Because of the Company's decentralized operating structure, the Company is also dependent upon its operations and sales managers for each of its service areas. There can be no assurance that the Company will be able to retain such key personnel or attract qualified personnel in the future.

DEPENDENCE ON SALES REPRESENTATIVES AND SERVICE SPECIALISTS

     The Company believes that to be successful it must continue to hire, train and retain highly qualified sales representatives and service specialists. The Company's sales growth has resulted largely from hiring and developing new sales representatives and adding, through acquisitions, established sales representatives whose existing customers generally have become customers of the Company. Due to the relationships developed between the Company's sales representatives and its customers, upon the departure of a sales representative the Company faces the risk of losing the representative's customers, especially if the representative were to act as a representative of the Company's competitors. The Company generally requires its sales representatives and service specialists to execute a non-competition agreement as a condition of their employment, however the Company has not obtained non-competition agreements from certain of the sales representatives and service specialists hired through acquisitions. Although courts have generally upheld the terms of the Company's non-competition agreements in the past, there can be no assurance that such agreements will be upheld in the future. In addition, the radiology and imaging equipment market served by the Imaging Business is reliant on the hiring and retention of skilled service specialists to maintain such equipment. There is a current shortage of these skilled specialists, which may result in intense competition and increasing salaries. Any inability of the Company to hire or retain such skilled specialists could limit its ability to expand its Imaging Business and adversely affect its business, financial condition and results of operations. There can be no assurance that the Company will be able to retain or attract qualified personnel in the future.

IMAGING BUSINESS TECHNOLOGY

     The development of new technology may change the manner in which diagnostic imaging services are provided. Recently, certain manufacturers have developed digital radiology equipment that does not rely on film and film products, which currently constitute a substantial percentage of the products distributed by the Imaging Business. No assurance can be given that the introduction and proliferation of digital radiology or other technological changes will not result in a material adverse change in the Imaging Business. While the Company anticipates that it will distribute new imaging technology, there can be no assurance that the Company will obtain distribution agreements or develop vendor relationships to distribute such new technology. In addition, there can be no assurance that the Company would be able to distribute any such new technology profitably.

REGULATION OF AND CHANGE IN THE PRACTICE OF MEDICINE

     The health care industry, including the practice of medicine by physicians, is subject to extensive government regulation, licensure and operating procedures. The Company cannot predict the impact that present or future regulations may have on operations of the Company or on its plan to expand its business activities. In addition, as consolidation among physician provider groups continues and provider networks are created, purchasing decisions may shift to individuals with whom the Company has not had prior selling relationships. The Company is increasingly focusing on national accounts where the purchasing decision may not be made by the Company's traditional physician customers. There can be no assurance that the Company will be able to maintain its customer relationships in such circumstances or that such provider consolidation will not result in reduced operating margins.

DEPENDENCE ON THIRD-PARTY REIMBURSEMENT

     The cost of a significant portion of medical care in the United States is funded by government and private insurance programs, such as Medicare, Medicaid and corporate health insurance plans. In recent years, government-imposed limits on reimbursement of hospitals and other health care providers have significantly impacted spending budgets in certain markets within the medical-products industry. Private third-party reimbursement plans are also developing increasingly sophisticated methods of controlling health care costs through redesign of benefits and exploration of more cost-effective methods of delivering health care. Accordingly, there can be no assurance that reimbursement for purchase and use of medical products will not be limited or reduced and thereby adversely affect future sales by the Company.

TWO-TIER PRICING

     As a result of the Non-Profit Act of 1944, the medical-products industry is subject to a two-tier pricing structure. Under this structure, certain institutions, originally limited to non-profit hospitals, can obtain more favorable prices for medical products than the Company. The two-tiered pricing structure continues to expand as many large integrated health care providers and others with significant purchasing power demand more favorable pricing terms. Although the Company is seeking to obtain similar terms from its manufacturers, there can be no assurance that such terms can be obtained. Such a pricing structure, should it persist, may place the Company at a competitive disadvantage.

COMPETITION

     The distribution and marketing of medical products is highly competitive. The Company's competitors include full-line, full-service medical supply companies, some of which are national in scope, local and regional distributors and manufacturers who distribute their products directly to users. These companies have sales representatives competing directly with the Company. There are also several mail order firms which distribute medical products on a national or regional basis. Some of the Company's competitors are substantially larger in size and have substantially greater financial resources than the Company. The Company could encounter additional competition because many of the products it sells are readily obtainable by others from various sources of supply and such competitors could consolidate into regional or national networks. In addition, a competitor of the Company could obtain exclusive rights to market a certain product to the exclusion of the Company. There can be no assurance that the Company will not face increased competition in the future.

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

     Net sales and operating results may fluctuate quarterly as a result of demand for the Company's products and services, the introduction of new products and services by the Company and its competitors, acquisitions or investments, changes in manufacturers' prices or pricing policies, changes in the level of operating expenses, product supply shortages, inventory adjustments, changes in product mix and general competitive and economic conditions. In additional, a substantial portion of the Company's net sales in each quarter result from orders booked in such quarter. Accordingly, the Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. It is possible that in certain future periods, the Company's operating results may be below the expectations of analysts and investors, which could materially and adversely affect the trading price of the Common Stock. The Company anticipates taking a charge for the quarter ended September 30, 1997 of approximately $8.0 million to $10.0 million due to mergers completed in such quarter.

LIABILITY EXPOSURE

     Although the Company is not a manufacturer, the distribution of medical supplies and equipment entails risks of product liability. Despite the fact that the Company has not to date experienced any significant product liability claims and currently maintains liability insurance coverage, such insurance is expensive, difficult to obtain and may be unobtainable in the future on acceptable terms, if at all. The Company operates approximately 620 vans to deliver medical products on a same-day delivery basis. The Company has experienced various claims regarding motor vehicle accidents, all of which have been covered by insurance, subject to applicable retentions and deductibles. The Company believes that it maintains adequate insurance coverage for such claims. Nevertheless, the amount and scope of any coverage may be inadequate in the event that a product liability or motor vehicle accident claim is successfully asserted against the Company.

RELIANCE ON DATA PROCESSING

     The Company's business is dependent upon its ongoing ability to obtain, process, analyze and manage data, and to maintain and upgrade its data processing capabilities. The Company typically receives rebates from manufacturers for the purchase of certain products for its Imaging Business and needs sophisticated systems to carefully track and apply for such rebates. Interruption of data processing capabilities for any extended length of time, the failure to upgrade data services, the inability of the Company's data processing system to support the expanded scope of the Company's business or to adequately track the Imaging Business rebates, difficulties in converting data and information systems after acquisitions, loss of stored data, programming errors or other computer problems could have a material adverse effect on the Company's business, financial condition and results of operations.

ENVIRONMENTAL LIABILITIES AND REGULATIONS

     The past and present business operations of the Company and the past and present ownership and leasing of real property by the Company are subject to extensive and changing federal, state, local and foreign environmental laws and regulations, including those relating to the use, handling, storage, discharge and disposal of hazardous substances. Certain of the products distributed and serviced by the Imaging Business contain chemicals and byproducts which require proper disposal under applicable environmental law. The Company cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist on its properties. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of applicable regulatory agencies or stricter interpretations of existing laws, and discovery of new conditions, may require additional expenditures by the Company, some of which may be material.

ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK.

     The Company's Amended and Restated Articles of Incorporation and Bylaws contain various provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. In addition, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future and that may be senior to the rights of the holders of Common Stock. Furthermore, the Company has not opted out of certain provisions of the Florida Business Corporation Act, including the provisions relating to control-share acquisitions, which could have the effect of delaying, deferring or preventing a change in control of the Company without further action by its shareholders.

                            MERGERS AND ACQUISITIONS

     On December 20, 1996, the Company acquired Treadway Enterprises, Inc. d/b/a X-Ray of Georgia ("X-Ray"), a company organized under the laws of the State of Georgia, pursuant to a merger by which the Shareholders of X-Ray received shares of Common Stock in exchange for their shares of stock in X-Ray (the "X-Ray Merger"). In connection with the X-Ray Merger, the Company granted the former Shareholders of X-Ray the right to register for resale the shares of Common Stock held by such Shareholders. The former Shareholders of X-Ray who are offering shares of Common Stock pursuant to the Registration Statement of which this Prospectus is a part are referred to herein as the "Selling Shareholders."

     The Selling Shareholders have acquired the 175,000 shares of Common Stock offered hereby pursuant to the above-referenced merger and acquisition transaction.

     Pursuant to certain demand registration rights granted in connection with such merger, the Company agreed to register the shares of Common Stock offered by the Selling Shareholders hereunder, and to use its best efforts to maintain such registration statement in effect until the Shares are sold hereunder or up to sixty (60) days following the date of this Prospectus. This Prospectus may not be used by the Selling Shareholders following the earlier of (i) the date all shares of Common Stock offered hereby have been sold, or (ii) sixty (60) days following the date of this Prospectus.

                              SELLING SHAREHOLDERS

     The following table sets forth (i) the name of the Selling Shareholders,
(ii) the number of shares of Common Stock beneficially owned by the Selling Shareholders prior to the offering and being offered hereby, and (iii) the number of shares of Common Stock beneficially owned by the Selling Shareholders after completion of the offering.

                                              Shares Beneficially                           Shares Beneficially
                                                Owned Prior to         Shares Being             Owned After
           Selling Shareholders                Offering/(1)(2)/          Offered               Offering(1)(2)
           --------------------               -------------------      ------------         -------------------
Bruce F. Treadway(3)                                 296,836             100,000                   196,836
Benjamin R. Treadway(3)                              296,836              75,000                   221,836

_____________________

(1) Assumes that all of the Shares held by the Selling Shareholders and being offered hereby are sold, and that the Selling Shareholders acquire no additional shares of Common Stock prior to completion of this offering. Each Selling Shareholder beneficially owns less than 1% of the total number of shares of Common Stock outstanding.
(2) Includes 26,338 shares for each of Mr. Bruce Treadway and Mr. Benjamin Treadway, being held in escrow pursuant to an Escrow Agreement dated December 20, 1996, which may be used to indemnify the Company against certain claims in connection with the X-Ray Merger.
(3) Mr. Bruce Treadway served as President and a member of the Board of Directors of X-Ray prior to the X-Ray Merger. Mr. Benjamin Treadway served as Vice President and a member of the Board of Directors of X-Ray prior to the X-Ray Merger.

                              PLAN OF DISTRIBUTION

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "PSSI." The Common Stock offered hereby will be sold by the Selling Shareholders for their own account and the Company will not receive any of the proceeds from the sale by the Selling Shareholders of the Common Stock offered hereby. Any or all of the shares of Common Stock may be sold from time to time
(i) to or through underwriters or dealers, (ii) directly to one or more other purchasers, (iii) through agents on a best-efforts basis, or (iv) through a combination of any such methods of sale.

     The shares of Common Stock offered hereby may be sold from time to time by the Selling Shareholders, or by transferees or other successors in interest. Such sales may be made in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. Any or all of the shares of Common Stock may be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(iii) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In affecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers and dealers will receive commission or discounts from the Selling Shareholders in amounts to be negotiated prior to the sale.

     The Selling Shareholders and any such underwriters, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Company and/or the Selling Shareholders and any underwriters or dealers. Brokers or dealers acting in connection with the sale of Common Stock contemplated by this Prospectus may receive fees or commissions in connection therewith.

     At the time a particular offer of Common Stock is made, to the extent required a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Common Stock purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Common Stock.

     The Selling Shareholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions or discounts. The Company has agreed to bear one-half of all expenses in connection with the registration of the shares being offered by the Selling Shareholders and the Selling Shareholders shall bear the remaining one-half of all expenses on a pro rata basis. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

                                 LEGAL MATTERS

     A legal opinion to the effect that the Shares offered hereby by the Selling Shareholders are validly issued, fully paid and non-assessable has been rendered by Fred Elefant, P.A., Jacksonville, Florida, general counsel to the Company.


                                    EXPERTS

     The consolidated financial statements incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accounts, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

========================================================  ==========================================================
    No dealer, salesperson or any other person has been
authorized to give any information or to make any
representations other than those contained in this
Prospectus, and, if given or made, such information
or representation must not be relied upon as having                              175,000 SHARES
been authorized by the Company or the Selling
Shareholders.  This Prospectus does not constitute
an offer to sell, or a solicitation of an offer to
buy, to any person in any jurisdiction in which such
offer to sell or solicitation is not authorized, or                       PHYSICIAN SALES & SERVICE, INC.
in which the person making such offer or
solicitation is not qualified to do so, or to any
person to whom it is unlawful to make such offer or                              COMMON STOCK
solicitation.
               ___________________

                TABLE OF CONTENTS
                                                 Page                          P R O S P E C T U S
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Available Information..........................    2
Incorporation of Certain
  Documents by Reference.......................    2
Cautionary Notice Regarding
  Forward-Looking Statements...................    3
The Company....................................    4
Risk Factors...................................    5
Mergers and Acquisitions.......................   10
Selling Shareholders...........................   11
Plan of Distribution...........................   12
Legal Matters..................................   13
Experts........................................   13

                                                                              November 24, 1997

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